As filed with the Securities and Exchange Commission on [   ]
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

METROCALL HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware
(Jurisdiction of incorporation or organization)

54-1215634
(I.R.S. Employer Identification No.)

6677 Richmond Highway, Alexandria, Virginia 22306
(Address of principal executive offices)

2003 Stock Option Plan
(Full title of Plan)

George Z. Moratis, CFO

Metrocall Holdings, Inc.

6677 Richmond Highway

Alexandria, VA 22306

(703) 660-6677

(Name, address and telephone number, including area code, of agent for service)

Copies to: André Weiss, Esq.
Schulte Roth & Zabel LLP
919 Third Avenue
New York, NY 10022
(212) 756-2000

CALCULATION OF REGISTRATION FEE

			Proposed maximum
	Amount to be	Proposed maximum	aggregate offering	Amount of
Title of securities to be registered	registered	offering price per share	price	registration fee

Common Stock, par value $0.01, of Metrocall Holdings, Inc.	70,000	$2.83 (1)	$198,100 (1)	$16.03 (1)

     (1)      Pursuant to Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the registration fee are based on the exercise price for the options granted under the Stock Option Plan.

PART II

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

     The following documents filed by Metrocall Holdings, Inc. (“Metrocall”) with the Securities and Exchange Commission (the “Commission”) are hereby incorporated herein by reference:

(a) The Annual Report on Form 10-K of Metrocall (File No. 0-21924) for the fiscal year ended December 31, 2002, filed with the Commission on March 31, 2003.

(b) The Forms 8-K of Metrocall, filed with the Commission on February 5, 2003 and June 2, 2003.

(c) The Form 10-Q of Metrocall, filed with the Commission on May 14, 2003.

(d) The Company’s Notice of Annual Meeting of Stockholders and Proxy Statement for its Annual Meeting of Stockholders held on May 7, 2003, filed pursuant to Section 14 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(e) The description of Metrocall’s Common Stock contained in its Registration Statement on Form 8-A, Registration No. 0-21924, filed with the Commission on October 9, 2002.

     In addition, all documents and other reports filed by Metrocall pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), that are filed subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and to be part hereof from the respective date of filing of each such document.

Item 4. Description of Securities

     Not applicable.

Item 5. Interests of Named Experts and Counsel

     Not applicable.

Item 6. Indemnification of Officers and Directors

     Subsection (a) of Section 145 of the General Corporation Law of Delaware permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

     Subsection (b) of Section 145 permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities listed in the summary of subsection (a) above against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

     Section 145 further provides that: (i) to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; and (ii) indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled. In addition, Section 145 empowers the corporation to purchase and maintain insurance on behalf of any person acting in any capacities set forth in the first paragraph of this Item 6 against any liability asserted against such person or incurred by such person in any such capacity or arising out of such person’s status as such whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

     The Metrocall Certificate of Incorporation provides the same indemnification as described in Section 145 of the Delaware statute. In addition, the Company maintains director and officer liability insurance and has entered into indemnification agreements with its directors, each as permitted by Delaware law on behalf of directors, officers, employees or agents, which may cover liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed

     Not applicable.

Item 8. Exhibits

4.1	Metrocall Holdings, Inc. 2003 Stock Option Plan, effective March 25, 2003.(a)

5.1	Opinion of Schulte Roth & Zabel LLP+

23.1	Consent of Ernst & Young LLP.+

23.2	Statement regarding Predecessor Auditor Arthur Andersen, LLP (b)

23.3	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)

(+)	Filed herewith.

(a)	Incorporated by reference to Metrocall’s Definitive Proxy Statement filed with the Commission on April 7, 2003.

(b)	Omitted pursuant to Rule 437a. The consolidated financial statements of the Registrant as of December 31, 2001 and for the years ended December 31, 2001 and 2000 incorporated in this Registration Statement by reference have been audited by Arthur Andersen LLP, independent public accountants (“AA”). However, after reasonable efforts, the Registrant has been unable to obtain the written consent of AA with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of AA in reliance upon Rule 437a of the Securities Act of 1933, as amended. As a result, you may not be able to recover damages from AA under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the aforementioned financial statements of the Registrant which are incorporated in this Registration Statement by reference.

Item 9. Undertakings

     The undersigned registrant hereby undertakes:

     (a)  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

             (b) that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Alexandria, State of Virginia, on this 12th day of June 2003.

METROCALL HOLDINGS, INC.

By: \s\ George Z. Moratis George Z. Moratis Executive Vice President, Chief Financial Officer, and Treasurer POWER OF ATTORNEY

     The Registrant and each person whose signature appears below hereby appoint Vincent D. Kelly and George Z. Moratis, and each of them, as their attorneys-in-fact, with full power of substitution, to execute in their names and on behalf of the Registrant and each such person, individually and in each capacity stated below, one or more amendments (including post-effective amendments) to this Registration Statement as the attorney-in-fact acting on the premise shall from time to time deem appropriate and to file any such amendment to this Registration Statement with the Securities and Exchange Commission.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on this 12th day of June 2003.

Name, Signature and Title

\s\ Vincent D. Kelly Vincent D. Kelly Director, President and Chief Executive Officer (Principal Executive Officer)

\s\ George Z. Moratis George Z. Moratis Executive Vice President, Chief Financial Officer, and Treasurer (principal financial and accounting officer)

\s\ Royce Yudkoff Royce Yudkoff Chairman of the Board of Directors

\s\ Eugene I. Davis Eugene I. Davis Director

\s\ Nicholas Gallopo Nicholas Gallopo Director

\s\ David J. Leonard David J. Leonard Director

\s\ Brian O’Reilly Brian O’Reilly Director

\s\ Steven D. Scheiwe Steven D. Scheiwe Director

Exhibit Index

4.1	Metrocall Holdings, Inc. 2003 Stock Option Plan, effective March 25, 2003.(a)

5.1	Opinion of Schulte Roth & Zabel LLP+

23.1	Consent of Ernst & Young LLP.+

23.2	Statement regarding Predecessor Auditor Arthur Andersen, LLP (b)

23.3	Consent of Schulte Roth & Zabel LLP (included in Exhibit 5.1)

(+)	Filed herewith.

(a)	Incorporated by reference to Metrocall’s Definitive Proxy Statement filed with the Commission on April 7, 2003.

(b)	Omitted pursuant to Rule 437a. The consolidated financial statements of the Registrant as of December 31, 2001 and for the years ended December 31, 2001 and 2000 incorporated in this Registration Statement by reference have been audited by Arthur Andersen LLP, independent public accountants (“AA”). However, after reasonable efforts, the Registrant has been unable to obtain the written consent of AA with respect to the incorporation by reference of such financial statements in this Registration Statement. Therefore, the Registrant has dispensed with the requirement to file the written consent of AA in reliance upon Rule 437a of the Securities Act of 1933, as amended. As a result, you may not be able to recover damages from AA under Section 11 of the Securities Act of 1933, as amended, for any untrue statements of material fact or any omissions to state a material fact, if any, contained in the aforementioned financial statements of the Registrant which are incorporated in this Registration Statement by reference.